                                                                    EXHIBIT 12.1

                 BRESNAN COMMUNICATIONS COMPANY HOLDING, L.P.*

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                  THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                           ENDED MARCH 31,
                              ----------------------------------------------------------   ---------------------------
                                                                                  1995                          1996
                                                                                  PRO       1995      1996       PRO
                               1991      1992      1993      1994      1995      FORMA     ACTUAL    ACTUAL     FORMA
                              -------   -------   -------   -------   -------   --------   -------   -------   -------
FIXED CHARGE COVERAGE:
EARNINGS:
Net loss before tax.........  $(9,412)  $(1,290)  $(4,983)  $(3,660)  $(9,323)  $(14,316)  $(2,110)  $(2,132)  $(3,639)
Plus:
Fixed charge interest.......   11,691     8,578     7,571    12,557    16,063     21,056     4,091     3,786     5,293
Portion of
  rent = interest...........       92        97       100       120       135        135        34        34        34
                              -------   -------   -------   -------   -------    -------   -------   -------    ------
Earnings as defined.........    2,371     7,385     2,688     9,017     6,875      6,875     2,015     1,688     1,688
FIXED CHARGES:
Interest expense............   11,691     8,578     7,571    12,557    16,063     21,056     4,091     3,786     5,293
Capitalized interest........       59        86       210        10       181        181        45        --        --
Portion of
  rent = interest...........       92        97       100       120       135        135        34        34        34
                              -------   -------   -------   -------   -------    -------   -------   -------    ------
TOTAL FIXED CHARGES.........   11,842     8,761     7,881    12,687    16,379     21,372     4,170     3,820     5,327
                              -------   -------   -------   -------   -------    -------   -------   -------    ------
Deficiency $................  $ 9,471   $ 1,376   $ 5,193   $ 3,670   $ 9,504   $ 14,497   $ 2,155   $ 2,132   $ 3,639
                              =======   =======   =======   =======   =======    =======   =======   =======    ======

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* Reflects the effects of the reorganization of the ownership interests in
  Bresnan Communications Company Limited Partnership, which will be effective upon the completion of the offerings.